Exhibit 99.1

DIRTT ANNOUNCES CEO TRANSITION

CALGARY, Alberta, Jan. 18, 2022 – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we” or “us”) (Nasdaq: DRTT, TSX: DRT), an interior construction company that uses proprietary software to design, manufacture and install fully customizable environments, today announced the departure of Kevin O’Meara as the Company’s CEO and as a director. Todd Lillibridge, the Board Chair, has been appointed Interim CEO, and will serve until his replacement is named. The Board also named Michael Ford as Lead Independent Director for the period Mr. Lillibridge serves as CEO.

The Board has retained an executive search firm to help it identify a permanent leader for the Company. Mr. Lillibridge does not intend to be a candidate for the permanent role.

Mr. Lillibridge has served on the DIRTT Board since 2017. He has over thirty years of executive experience in the healthcare real estate industry, having founded and built a multi-billion-dollar medical office building business. He is guided by passion, persistence, and humility, and has extensive experience in leadership roles, strategic planning, property investments, debt and equity financing, facility development and property operations.

“Todd is the ideal person to lead the company during this interim period,” said Mr. Ford. “He is approachable, deliberate and strategic. His work with leaders in the healthcare industry, which continues through his service on two leading academic medical centre boards, will be of real value as DIRTT looks to grow this important part of the business. He has a proven ability to seize new opportunities, motivate teams, delight customers and partners, and drive financial performance.”

Mr. Ford added that DIRTT has a well-developed strategy and needs a leader who can advance that while navigating the challenges and opportunities COVID-19 has created. “We need to adapt our approach to ensure we are well-placed to serve the changing needs of our client base.”

“This is a company with enormous potential. I look forward to working with our talented team to adapt and execute our strategy to address what we believe will be a higher demand for flexible workspaces,” Mr. Lillibridge said. “By empowering our people with the support, resilience and agility they need to flourish, we can optimize our performance, and drive towards profitability for the benefit of our shareholders and all other stakeholders.”

Mr. Ford thanked Mr. O’Meara for his service to the Company. “On behalf of the Board of Directors and everyone at DIRTT, I would like to thank Kevin for his positive contributions to our company, including his role in the development and implementation of our strategic plan. We wish him the best.”

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of applicable securities legislation, which reflects the Company’s current expectations regarding future events. In some cases, forward-looking information can be identified by such terms as “plans”, “anticipated”, “believe”, and “will”. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond the Company’s control that could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking information. The Company’s estimates, beliefs and assumptions, may prove to be incorrect. The risks and uncertainties that may affect forward-looking information include, but are not limited to, market conditions, the effect of the COVID-19 pandemic on the Company’s operations, business and financial results, and other factors discussed under “Risks Factors” in the Company’s management’s discussion and analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 24, 2021, as supplemented by our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, as filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on May 5, 2021, August 4, 2021 and November 3, 2021, respectively, and Current Report on Form 8-K, filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on or about December 1, 2021, which are available on SEDAR (www.sedar.com) and on the SEC’s website (www.sec.gov). The Company does not undertake any obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. This forward-looking information speaks only as of the date of this news release.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule, and the final result. Complete interior spaces are constructed faster, cleaner, and more sustainably. DIRTT has manufacturing facilities in Phoenix, AZ, Savannah, GA, Rock Hill, SC, and Calgary, AB. The Company works with distribution partners throughout North America. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

Contact Data

FOR FURTHER INFORMATION, PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539